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                                                                  Exhibit (a)(4)

February 10, 1997



Board of Directors
EarthLink Network, Inc.
3100 New York Drive
Pasadena, CA 91107

Members of the Board:

          We understand that Dolphin Sub, Inc. ("Newco Sub"), a wholly-owned subsidiary of Dolphin, Inc. ("Newco"), EarthLink Network, Inc. ("EarthLink" or the "Company"), Sprint Corporation ("Sprint"), and its indirect subsidiary Sprint Communications Company L.P. ("Sprint L.P."), propose to enter into an Investment Agreement, dated as of the date hereof (the "Investment Agreement"), which provides, among other things, for the commencement by Sprint of a tender offer (the "Offer") to purchase 1,250,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to the seller in cash (such shares representing approximately 11% of the shares of Common Stock outstanding on the date hereof). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Investment Agreement.

          Immediately following the closing of the Offer (the "Closing"), Sprint L.P. will purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share, of Newco (the "Convertible Preferred Stock"), in exchange for (i) aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the SIP Subscribers, and (iii) entering into a network agreement whereby Newco and the Company will utilize Sprint's long-distance network under specified terms and conditions. The assets listed in Clauses (ii) and (iii) of the preceding sentence are herein referred to as the "Contribution Assets".

          We also understand that the closing of the purchase and sale of the Convertible Preferred Stock shall take place immediately following the closing of the Offer and concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each share of Common Stock into one share of
Newco common stock, par value $.01 per share, pursuant to the Merger.   The
Offer, the sale of the Convertible Preferred Stock and the Merger are collectively referred to herein as the "Transactions". The terms and conditions of the Transactions are more fully set forth in the Investment Agreement.

          We further understand that Newco Sub, Newco, the Company, Sprint and Sprint L.P., as applicable, have entered into certain other agreements including the Certificate of Designation, the Governance Agreement, the Master Assignment, the Marketing Agreement, the Network Services Agreement, the Registration Rights Agreement, the Credit Agreement, the Stockholders Agreement, the Agreement and Plan of Merger, the Agreement to Vote and the Agreement to Vote and Tender (collectively, the "Ancillary Agreements") and that stockholders owning more than 1,250,000 shares of the Common Stock have agreed to tender their shares to Sprint in connection with the Offer pursuant to the Agreement to Vote and Tender (the "Tendering Stockholders"). As a result, no stockholder of EarthLink other than the Tendering Stockholders is required to tender shares of the Common Stock in order for the Offer to be completed.
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EarthLink Network, Inc.
February 10, 1997
Page 2


            You have asked for our opinion as to whether the Transactions, when taken together, are fair from a financial point of view to the holders of the Common Stock.

            For purposes of the opinion set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information concerning Sprint and the Company, respectively;

     (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections relating to the Company prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v) discussed the financial value of the Contribution Assets with the management of the Company and the nature of the Contribution Assets with the management of Sprint;

     (vi) analyzed the pro forma impact of the Transactions on the revenue, operating cash flow, consolidated capitalization and other financial ratios of the Company;

     (vii)  reviewed the reported prices and trading activity for the Common
            Stock;

     (viii) compared the financial performance of the Common Stock and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (ix) compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

     (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions

     (xi) discussed, with the management of the Company, the strategic rationale and certain other benefits to the Company of the Transactions;

     (xii) participated in discussions and negotiations among representatives of the Company and Sprint and their financial and legal advisors;

     (xiii) reviewed the Investment Agreement and the Ancillary Agreements; and

     (xiv)  performed such other analyses as we have deemed appropriate.

            We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also relied upon, without independent verification, the assessment by the Company's management of the strategic and other benefits expected to be derived from the Transactions. We have not made any independent valuation or appraisal of the assets, liabilities or
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EarthLink Network, Inc.
February 10, 1997
Page 3


technology of the Company, or of the Contribution Assets, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also taken into account that because the Tendering Stockholders, who collectively own more than 1,250,000 shares of the outstanding Common Stock, have agreed to facilitate the transaction by tendering their shares to Sprint in connection with the Offer, such that the Offer will be consummated regardless of whether any other stockholders of the Company elect to tender their shares into the Offer.

          In the course of our assignment in connection with the Transactions we have had discussions (and are aware that management of the Company has had discussions) with several parties concerning a possible transaction, business combination, or strategic alliance including all or any part of the Company.

          We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In addition, in the ordinary course of our business, we may actively trade the securities and loans of both the Company and Sprint for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and loans.

          It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any documents filed by the Company with the Securities and Exchange Commission with respect to the Transactions. In addition, we express no recommendation or opinion to the holders of the Common Stock as to whether or not to tender shares of Common Stock pursuant to the Offer or as to how the stockholders of the Company should vote at the stockholders' meeting to be held in connection with the Transactions.

          Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transactions, when taken together, are fair from a financial point of view to the holders of the Common Stock.


                              Very truly yours,

                              DEUTSCHE MORGAN GRENFELL INC.



                              By: /s/ Ethan Topper
                                 -----------------------------
                                 Ethan Topper
                                 Managing Director



                              By: /s/ Bill Brady
                                 -----------------------------
                                 Bill Brady
                                 Managing Director